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                                   EXHIBIT 99
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                           FFD Financial Corporation


                                 Press Release

                                  May 8, 2007
                             For Immediate Release
                      Contact: Trent B. Troyer, President
                                  330-364-7777
                            trent@onlinefirstfed.com


FFD FINANCIAL CORPORATION (Nasdaq Small-Cap: FFDF) announced that on May 8, 2007, the Board of Directors approved a stock repurchase program in which the company will buy back up to 5% (55,310 shares) of its outstanding shares. The new repurchase program will commence immediately. The shares will be repurchased from time to time in open market or private transactions, subject to the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of the Board or management, affect the advisability of purchasing the company's shares. Shares purchased will be held by the company as treasury shares for general corporate purposes, including for issuance in connection with stock option exercises. There is no set timetable to complete the repurchase.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and limited service offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.